optionable
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DRAFT FOR REVIEW (FOR IMMEDIATE RELEASE)


               Optionable, Inc. Announced Stock Repurchase Program

Briarcliff Manor, NY, May 30, 2006 - Optionable, Inc. (OTCBB: OPBL), a leading provider of natural gas and other energy derivatives brokerage services, today announced that its board has authorized a stock repurchase program. Under the terms of the repurchase program the Company may repurchase stock with an aggregate purchase price not exceeding $200,000 in total, and up to $50,000 worth of Optionable's stock per quarter.

"During 2006 the volume of transactions in energy derivatives has grown in response to conditions in the energy markets and the number of investors seeking to realize market opportunities," said Kevin Cassidy, chief executive officer of Optionable. "The combination of our OTC brokerage services along with the planned introduction of our OPEX trading platform we believe positions Optionable for continued growth. This growth provides us the opportunity to further enhance shareholder value through the stock repurchase program."

The shares will be repurchased from time to time in open market transactions, subject to market conditions and in compliance with the SEC's Rule 10b-18. The program will be funded from the company's cash flow and may be canceled without notice.

About Optionable

Optionable, Inc. is a leading provider of natural gas and other energy derivatives trading and brokerage services, headquartered in Briarcliff Manor, NY. The company provides its services to brokerage firms, financial institutions, energy traders and hedge funds nationwide. In addition to the traditional voice brokerage business, Optionable is developing an automated derivatives trading platform. OPEX will be a real-time electronic trade matching and brokerage system designed to improve liquidity and transparency in the energy derivatives market. For more information about Optionable and OPEX please visit www.optionable.com.


Safe Harbor Statement

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with market acceptance of OPEX, our ability to retain key employees, reliance of strategic relationships, intense and increasing competition, concentration of services revenues related to natural gas derivatives, increased governmental regulations as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Optionable assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

OPEX is a service mark of Optionable, Inc.

CONTACT

Allan Jordan
The Global Consulting Group
Tel: (646) 284-9452
Email: ajordan@hfgcg.com